Exhibit 1

THIRD AMENDMENT TO RIGHTS AGREEMENT

                        THIS THIRD AMENDMENT is made by and between FSI International, Inc., a Minnesota corporation (the “Company”), and Harris Trust and Savings Bank (the “Rights Agent”), dated as of April 3, 2002 (this “Third Amendment”), to amend the Rights Agreement, dated as of May 22, 1997, between the Company and the Rights Agent, as amended by the Amendment to Rights Agreement, dated as of March 26, 1998 (the “First Amendment”), and the Second Amendment to Rights Agreement, dated as of March 9, 2000 (collectively, the “Rights Agreement”).

                         WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement;

                         WHEREAS, the Board of Directors of the Company adopted resolutions on April 2, 2002 to amend the Rights Agreement as stated below and in accordance with Section 27 thereof; and

                         WHEREAS, the Company has directed the Rights Agent to adopt this Third Amendment.

                         ACCORDINGLY, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                         1.     Section 1(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

(a) “Acquiring Person” shall mean any Person (as such term is defined in this Agreement) who or which, together with all Affiliates and Associates (as such terms are defined in this Agreement) of such Person, shall be the Beneficial Owner (as such term is defined in this Agreement) of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is defined in this Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause (iii) of this sentence or (v) EQSF Advisers, Inc., M. J. Whitman Advisers, Inc., or their Affiliates and Associates (the “Whitman Funds”), provided, however, that if the Whitman Funds shall become the Beneficial Owner of an aggregate of 22% or more of the Common Shares of the Company then outstanding (regardless of whether such Common Shares were acquired before or after the date hereof), then the Whitman Funds shall be deemed an “Acquiring Person.” Notwithstanding the foregoing, no Person shall become an “Acquiring Person” (including the Whitman Funds) as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or with respect to the Whitman Funds, 22% or more) of the Common Shares of the Company then outstanding; provided, however, that if a Person shall, together with all Affiliates or Associates of such Person, become the Beneficial Owner of 15%

or more (or with respect to the Whitman Funds, 22% or more) of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company and if such Person or such Person’s Affiliates or Associates shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional Common Shares of the Company, and, immediately after becoming the Beneficial Owner of such additional Common Shares, such Person shall, together with all Affiliates and Associates of such Person, be the Beneficial Owner of 15% or more (or with respect to the Whitman Funds, 22% or more) of the Common Shares of the Company then outstanding, then such Person (unless such Person shall be (1) the Company, (2) any Subsidiary of the Company, (3) any employee benefit plan of the Company or of any Subsidiary of the Company, or (4) any entity holding Common Shares for or pursuant to the terms of any such plan described in clause (3) of this sentence) shall be deemed an “Acquiring Person.” An entity other than the Company or any Subsidiary of the Company holding Common Shares for or pursuant to the terms of an employee benefit plan of the Company or of any Subsidiary of the Company and in addition being the Beneficial Owner of Common Shares that are not held for or pursuant to the terms of any such plan shall be deemed to constitute an Acquiring Person, notwithstanding anything herein stated, if, but only if, it, together with its Affiliates and Associates, shall be the Beneficial Owner of 15% or more, exclusive of those Common Shares held by it for or pursuant to the terms of any such plan, of the Common Shares then outstanding.

                         2.     Section 3(a) of the Rights Agreement is hereby amended in its entirety to read as follows:

(a) Until the earlier of (i) the Close of Business on the 15th day after the Shares Acquisition Date or (ii) the Close of Business on the 15th day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of, or of the first public announcement of the intention of any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) to commence (which intention shall not have been withdrawn within five business days (as defined in Rule 14d-1 of the General Rules and Regulations under the Exchange Act) after such public announcement), a tender or exchange offer the consummation of which would result in beneficial ownership by a Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of 15% or more (or by the Whitman Funds of 22% or more) of the then outstanding Common Shares (including any such date that is after the date of this Agreement and prior to the issuance of the Rights, the earlier of such dates being herein referred to as the “Distribution Date”), (x) the Rights will be evidenced (subject to the provisions of Section 3(b)) by the certificates for Common Shares registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates where the context so requires) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares. Notwithstanding anything stated in this Section 3 to the contrary, the Distribution Date shall in no event occur until the authority of the Board of Directors of the Company to redeem the Rights pursuant to Section 23(a), as such section may be amended pursuant to Section 27, shall have terminated. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if requested, send, at the expense of the Company) by first-class, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Right Certificates, in substantially the form of Exhibit B hereto (the “Right Certificates”), evidencing one Right for each Common Share so held, subject to adjustment pursuant to Section 11(i). In the event that an adjustment in the number of Rights per Common Share has been made pursuant to Section 11(i), at the time Right Certificates are distributed, the Company may, to the extent provided in Section 14(a), make the necessary and appropriate adjustments (as set forth in Section 14(a)) so that Right Certificates are distributed representing only whole numbers of Rights and pay cash in lieu of fractional Rights pursuant to Section 14(a). As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

                         3.     Notwithstanding the provisions herein, in the event the Whitman Funds after the date hereof become the Beneficial Owner of less than 15% of the Common Shares of the Company then outstanding, the amendments effected hereby and the First Amendment shall, without any action of the Company or the Rights Agent, be of no further force or effect.

                         The Rights Agreement shall remain in full force and effect without amendment except this Third Amendment and any other amendment made in accordance with Section 27 of the Agreement. All references in the Rights Agreement to “this Agreement” or the “Agreement” or “hereof” and all references in this Third Amendment to the Agreement shall hereafter be deemed to be references to the Rights Agreement as amended by this Third Amendment and any other amendment made in accordance with Section 27 of the Agreement. All terms used in this Third Amendment that are defined in the Rights Agreement but are not defined herein shall have the meanings ascribed to them in the Rights Agreement.

                         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

FSI International, Inc.

By	/s/	Benno G. Sand

	Its	Executive Vice President, Business Development

and Investor Relations

Harris Trust and Savings Bank, as Rights Agent

By	/s/	Martin J. Mchale

	Its	Vice President

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